As filed with the Securities and Exchange Commission on August 6, 2008
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEURALSTEM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2007292
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9700 Great Seneca Highway
Rockville, Maryland 20850
(Address of Principal Executive Offices)(Zip Code)

Neuralstem, Inc. 2005 Stock Plan as Amended and Restated on June 28, 2007
&
Neuralstem, Inc. 2007 Stock Plan
(Full Title of the Plan)

Paracorp Inc
40 E. Division Street Suite A
Dover, DE  19901
(Name and Address of Agent For Service)

(888)-372-7273
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Raul Silvestre
Law Offices of Raul Silvestre & Associates, APLC
31200 Via Colinas, Suite 200
Westlake Village, CA 91362
(818)597-7552

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share(3)	3,347,333	$1.55	$5,188,366	$203.90
Common Stock, $0.01 par value per share(4)	5,200,000	$1.55	$8,060,000	$316.76
Common Stock, $0.01 par value per share(5)	652,667	$1.55	$1,011,633	$39.76
Common Stock, $0.01 par value per share(6)	950,000	$1.55	$1,472,500	$57.87
Total	10,150,000		$15,732,500	$618.29

(1)
Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended, this registration statement covers an indeterminate number of securities to be offered as a result of any adjustment from stock splits, stock dividends or similar transactions.

(2)
Computed in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share of $1.55 was computed by averaging the high and low prices of a share of the Registrant’s common stock as reported on the American Stock Exchange on July 31, 2008.

(3)	Consists of shares of Common Stock issuable upon exercise of options granted under the 2005 Stock Plan, as amended and restated.

(4)	Consist of shares of Common Stock issuable upon exercise of options granted under the 2007 Stock Plan.

(5)	Consist of shares of Common Stock reserved for future grants under the 2005 Stock Plan, as amended and restated.

(6)	Consist of Shares of Common Stock reserved for future grants under the 2007 Stock Plan

EXPLANATORY NOTE

Neuralstem, Inc. (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 1,602,667 shares of our common stock, par value $0.01 per share, that may be issued pursuant to: (i) 2005 Stock Plan, as amended (“2005 Plan”), and; (ii) 2007 Stock Plan (“2007 Plan”)(collectively the “Plans”) in the future.

This Registration Statement also includes a reoffer prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus may be utilized for reofferings and resales on a continuous or a delayed basis in the future by shareholders of 8,547,333 common shares with respect to grants previously made under the Plans. The reoffer prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. All such documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also furnish, without charge, to each employee, upon the written or oral request of such employee, a copy of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests should be directed to the Chief Financial Officer at the Registrant’s principal executive offices located at 9700 Great Seneca Highway, Rockville, MD, having a general telephone number of (301) 366-4841.

REOFFER PROSPECTUS

8,547,333 SHARES OF COMMON STOCK

OF NEURALSTEM, INC.

This reoffer prospectus relates to 8,547,333 shares of our common stock, par value $0.01 per share, which may be offered for sale from time to time by certain shareholders of Neuralstem, Inc. (“Neuralstem”), as described under the caption “Selling Shareholders.” These selling shareholders are current or former directors, officers or employees of Neuralstem. We will not receive any proceeds from the sale of shares of common stock pursuant to this reoffer prospectus. The selling shareholders acquired the common stock pursuant to grants under the Plans, and these shareholders may resell all, a portion, or none of the shares of common stock from time to time.

The shares of common stock are “control securities” and/or “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by selling shareholders, on a continuous or delayed basis, to the public without restriction. Each shareholder that sells shares of our common stock pursuant to this reoffer prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. In addition, any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.

You should read this reoffer prospectus and any accompanying prospectus supplement carefully before you make your investment decision. The sales may occur in transactions on the American Stock Exchange at prevailing market prices or in negotiated transactions. We will not receive any proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling shareholders will be borne by that shareholder.

Investing in the common stock involves risks. See “Risk Factors” beginning on page 5.

Our common stock is currently listed for trading on the American Stock Exchange (“AMEX”) under the symbol “CUR.” The last reported sale price of our common stock on the AMEX on July 31, 2008 was $1.56 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is August 6, 2008.

THE COMPANY

The summary description of our business may not contain all information that may be important to you. You should read this entire prospectus, including the information set forth herein under the heading “Risk Factors” and our financial statements and related notes, included or incorporated by reference in this prospectus, before making an investment decision.

References in this reoffer prospectus to “we,” “us,” “our,” “Neuralstem,” the “registrant” or the “company,” unless the context requires otherwise, refer to Neuralstem, Inc.

Neuralstem is focused on the development and commercialization of treatments based on transplanting human neural stem cells.

We have developed and maintain a portfolio of patents and patent applications that form the proprietary base for our research and development efforts in the area of neural stem cell research. We own or exclusively license four (4) issued patents and thirteen (13) patent pending applications in the field of regenerative medicine and related technologies. We believe our technology base, in combination with our know-how, and collaborative projects with major research institutions provides a competitive advantage and will facilitate the successful development and commercialization of products for use in the treatment of a wide array of neurodegenerative conditions and in regenerative repair of acute disease.

This is a young and emerging field. There can be no assurances that our intellectual property portfolio will ultimately produce viable commercialized products and processes. Even if we are able to produce a commercially viable product, there are strong competitors in this field and our product may not be able to successfully compete against them.

All of our research efforts to date are at the level of basic research or in the pre-clinical stage of development. We are focused on leveraging our key assets, including our intellectual property, our scientific team, our facilities and our capital, to accelerate the advancement of our stem cell technologies. In addition, we are pursuing strategic collaborations with members of academia. We are headquartered in Rockville, Maryland.

In addition to our core tissue based technology we have begun developing a Small-Molecule compound. The company has performed preliminary in vitro and in vivo tests on the compound with regard to neurogenesis. Based on the results of these tests we have applied for a U.S. patent on the compound.

Our technology is the ability to isolate human neural stem cells from most areas of the developing human brain and spinal cord and our technology includes the ability to grow them into physiologically relevant human neurons of all types. Our two issued core patents entitled: (i) Isolation, Propagation, and Directed Differentiation of Stem Cell from Embryonic and Adult Central Nervous System of Mammals; and (ii) In Vitro Generation of Differentiated Neurons from Cultures of Mammalian Multi-potential CNS Stem Cell contain claims which cover the process of deriving the cells and the cells created from such process.

What differentiates our stem cell technology from others is that our patented processes do not require us to “push” the cells towards a certain fate by adding specific growth factors. Our cells actually “become” the type of cell they are fated to be. We believe this process and the resulting cells create a technology platform that allows for the efficient isolation and ability to produce, in commercially reasonable quantities, neural stem cells from the human brain and spinal cord.

Our technology allows for cells to grow in cultured dishes, also known as in vitrogrowth, without mutations or other adverse events that would compromise their usefulness.

We have devoted substantial resources to our research programs in order to isolate and develop a series of neural stem cell banks that we believe can serve as a basis for therapeutic products. Our efforts to date have been directed at methods to identify, isolate and culture large varieties of stem cells of the human nervous system, and to develop therapies utilizing these stem cells. This research is conducted both internally and through the use of third party laboratory consulting companies under our direct supervision.

As of March 31, 2008, Of these employees three work on Research and development and four in administration. We also use the services of numerous outside consultants in business and scientific matters. We believe that we have good relations with our employees and consultants.

OFFERING

Shares of common stock outstanding prior to this ffering	32,151,300(1)

Shares of common stock issuable upon exercise of outstanding options which may be offered pursuant to this prospectus	8,547,333

Use of Proceeds
We will not receive any proceeds from the sale of the shares of common stock offered in this prospectus. We will receive proceeds to the extent that currently outstanding options are exercised for cash. We will use the exercise proceeds, if any, for working capital and general corporate purposes.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 5.

American Stock Exchange Symbol	CUR
________________________________
(1) As of July 31, 2008. Does not include common shares issuable upon exercise of outstanding options or warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution readers that this reoffer prospectus and the portions of the documents incorporated by reference into this reoffer prospectus include “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. Some of the factors that could affect our financial performance, cause actual results to differ from our estimates, or underlie such forward-looking statements are as set forth below and in various places in this reoffer prospectus and in the portions of the documents incorporated by reference, including under the heading “Risk Factors” in this reoffer prospectus. These factors include:

When reading any forward-looking statement you should remain mindful that actual results or developments may vary substantially from those expected as expressed in or implied by such statement for a number of reasons or factors, including but not limited to:

•
the success of our research and development activities, the development of a viable commercial production model, and the speed with which regulatory authorizations and product launches may be achieved;

•	whether or not a market for our product develops and, if a market develops, the rate at which it develops;

•	our ability to successfully sell our products if a market develops;

•	our ability to attract and retain qualified personnel to implement our growth strategies;

•	our ability to develop sales, marketing, and distribution capabilities;

•	our ability to obtain reimbursement from third party payers for the products that we sell;

•	the accuracy of our estimates and projections;

•	our ability to fund our short-term and long-term financing needs;

•	changes in our business plan and corporate strategies; and

•	other risks and uncertainties discussed in greater detail in the section captioned “Risk Factors”

Each forward-looking statement should be read in context with and in understanding of the various other disclosures concerning our company and our business made elsewhere in this report as well as our public filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statements contained in this report or any other filing to reflect new events or circumstances unless and to the extent required by applicable law.

RISK FACTORS

Our business faces certain risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business. If any of the events or circumstances described as risks below or elsewhere in this report actually occurs, our business, results of operations or financial condition could be materially and adversely affected.

We have described below a number of uncertainties and risks which, in addition to uncertainties and risks presented elsewhere in this reoffer prospectus, may adversely affect our business, operating results and financial condition.  The uncertainties and risks enumerated below as well as those presented elsewhere in this prospectus should be considered carefully in evaluating our company and our business and the value of our securities.

Risks Relating to the Company's Stage of Development

Since the Company has a limited operating history and has significantly shifted its operations and strategies since inception, you cannot rely upon the Company's limited historical performance to make an investment decision.

Since inception in 1996 and through March 31, 2008, the Company has raised in aggregate, approximately $56,133,826 capital and recorded accumulated losses totaling $47,930,499. On March 31, 2008, the Company had a working capital surplus of $7,884,907 and stockholder's equity of $8,203,377. Our net losses for the two most recent fiscal years have been $7,063,272 and $3,147,488 for 2007 and 2006 respectively. Our net loss for the three month period ended March 31, 2008 was $2,274,453. We had no revenues for the three months ended March 31, 2008.

The Company's ability to generate revenues and achieve profitability depends upon its ability to complete the development of its stem cell products, obtain the required regulatory approvals, manufacture, and market and sell its products. In part because of the Company’s past operating results, no assurances can be given that the Company will be able to accomplish all or any these goals.

Although the Company has generated some revenue to date, the Company has not generated any revenue from the commercial sale of its proposed stem cell products. Since inception, the Company has engaged in several related lines of business and has discontinued operations in certain areas. For example, in 2002, the Company lost a material contract with the Department of Defense and was forced to close its principal facility and lay off almost all of its employees in an attempt to focus the Company’s strategy on its stem cell technology. This limited and changing history may not be adequate to enable you to fully assess the Company's current ability to develop and commercialize its technologies and proposed products, obtain approval from the U.S. Food and Drug Administration (“FDA”), achieve market acceptance of its proposed products and respond to competition. No assurances can be given as to exactly when, if at all, the Company will be able to fully develop, commercialize market, sell and derive material revenues from its proposed products in development.

The Company will need to raise additional capital to continue operations, and failure to do so will impair the Company's ability to fund operations, develop its technologies or promote its products.

The Company has relied almost entirely on external financing to fund operations. Such financing has historically come primarily from the sale of common and preferred stock and convertible debt to third parties, the exercise of investor warrants and to a lesser degree from grants, loans and revenue from license and royalty fees. The Company anticipates, based on current proposed plans and assumptions relating to its operations (including the timetable of, and costs associated with, new product development) and financings the Company has undertaken prior to the date of this prospectus, that its current working capital will be sufficient to satisfy contemplated cash requirements for approximately twelve months, assuming that the Company does not engage in an extraordinary transaction or otherwise face unexpected events or contingencies, any of which could affect cash requirements. As of March 31, 2008, the Company had cash and cash equivalents on hand of $8,257,850. Presently, the Company has a monthly cash burn rate of approximately $400,000. Accordingly, the Company will need to raise additional capital to fund anticipated operating expenses and future expansion after such period. Among other things, external financing will be required to cover the further development of the Company's technologies and products and other operating costs. The Company cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. If additional financing is not available when required or is not available on acceptable terms, the Company may be unable to fund operations and planned growth, develop or enhance its technologies, take advantage of business opportunities or respond to competitive market pressures. Any negative impact on the Company's operations may make capital raising more difficult and may also resulting a lower price for the Company's securities.

The Company may have difficulty raising needed capital in the future as a result of, among other factors, the Company's limited operating history and business risks associated with the Company.

The Company's business currently generates limited amounts of cash which will not be sufficient to meet its future capital requirements. The Company's management does not know when this will change. The Company has expended and will continue to expend substantial funds in the research, development and clinical and pre-clinical testing of the Company's stem cell technologies and products. The Company will require additional funds to conduct research and development, establish and conduct clinical and pre-clinical trials, commercial-scale manufacturing arrangements and to provide for the marketing and distribution. Additional funds may not be available on acceptable terms, if at all. If adequate funds are unavailable from any available source, the Company may have to delay, reduce the scope of or eliminate one or more of its research, development or commercialization programs or product launches or marketing efforts which may materially harm the Company's business, financial condition and results of operations.

The Company's long term capital requirements are expected to depend on many factors, including:

•	continued progress and cost of its research and development programs;

•	progress with pre-clinical studies and clinical trials;

•	time and costs involved in obtaining regulatory clearance;

•	costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

•	costs of developing sales, marketing and distribution channels and its ability to sell the Company's stem cell products;

•	costs involved in establishing manufacturing capabilities for commercial quantities of its products;

•	competing technological and market developments;

•	market acceptance of its stem cell products;

•	costs for recruiting and retaining employees and consultants; and

•	Costs for educating and training physicians about its stem cell products.

The Company may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding. The Company may seek to raise any necessary additional funds through the exercising of warrants, options, equity or debt financings, collaborative arrangements with corporate partners or other sources, which may be dilutive to existing stockholders or otherwise have a material effect on the Company's current or future business prospects. If adequate funds are not available, the Company may be required to significantly reduce or refocus its development and commercialization efforts.

The Company relies on stem cell technologies that it may not be able to commercially develop, which will prevent the Company from generating revenues, operating profitably or providing investors any return on their investment.

The Company has concentrated its research on its stem cell technologies, and the Company's ability to generate revenue and operate profitably will depend on it being able to develop these technologies for human applications. These are emerging technologies with, as yet, limited human applications. The Company cannot guarantee that it will be able to develop its stem cell technologies or that such development will result in products or services with any significant commercial utility. The Company anticipates that the commercial sale of such products or services, and royalty/licensing fees related to its technology, will be the Company’s primary sources of revenues. If the Company is unable to develop its technologies, investors will likely lose their entire investment.

Inability to complete pre-clinical and clinical testing and trials will impair the viability of the Company.

The Company is in its development stage and has not yet applied for approval by the FDA to conduct clinical trials. Even if the Company successfully files an IND and receives approval from the FDA to commence trials, the outcome of pre-clinical, clinical and product testing of the Company's products is uncertain, and if the Company is unable to satisfactorily complete such testing, or if such testing yields unsatisfactory results, the Company will be unable to commercially produce its proposed products. Before obtaining regulatory approvals for the commercial sale of any potential human products, the Company's products will be subjected to extensive pre-clinical and clinical testing to demonstrate their safety and efficacy in humans. No assurances can be given that the clinical trials of the Company's products, or those of licensees or collaborators, will demonstrate the safety and efficacy of such products at all, or to the extent necessary to obtain appropriate regulatory approvals, or that the testing of such products will be completed in a timely manner, if at all, or without significant increases in costs, program delays or both, all of which could harm the Company's ability to generate revenues. In addition, the Company's proposed products may not prove to be more effective for treating disease or injury than current therapies. Accordingly, the Company may have to delay or abandon efforts to research, develop or obtain regulatory approval to market its proposed products. Many companies involved in biotechnology research and development have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and could harm the Company's ability to generate revenues, operate profitably or produce any return on an investment in the Company.

The Company's additional financing requirements could result in dilution to existing stockholders.

At present, the Company is not able to finance it operations through the sales of its product. Accordingly, the Company will be required to secure additional financing. If the Company is able to obtain such additional financings such financing may be dilutive to current shareholders. The Company has the authority to issue additional shares of common stock and preferred stock, as well as additional classes or series of ownership interests or debt obligations which may be convertible into any one or more classes or series of ownership interests. The Company is authorized to issue 150,000,000 shares of common stock and 7,000,000 shares of preferred stock. Such securities may be issued without the approval or other consent of the Company's stockholders.

Risks Relating to Intellectual Property and Government Regulation

The Company may not be able to withstand challenges to its intellectual property rights, such as patents, should contests be initiated in court or at the U.S Patent and Trademark Office.

The Company relies on its intellectual property, including its issued and applied for patents, as the foundation of its business. The intellectual property rights of the Company may come under challenge, and no assurances can be given that, even though issued, the Company's current and potential future patents will survive claims commencing in the court system alleging invalidity or infringement on other patents. For example, in 2005, the Company's neural stem cell technology was challenged in the U.S. Patent and Trademark Office by a competitor. Although the Company prevailed in this particular matter upon re-examination by the patent office, these cases are complex, lengthy and expensive, and could potentially be adjudicated adversely to the Company, removing the protection afforded by an issued patent. The viability of the Company's business would suffer if such patent protection were limited or eliminated. Moreover, the costs associated with defending or settling intellectual property claims would likely have a material adverse effect on the Company. In May of 2008, we initiated litigation with StemCells, Inc. relating to our intellectual property. At present, the litigation is in its initial stages and any likely outcome is difficult to predict. It is not known when nor on what basis this matter will be concluded.

The Company may not be able to adequately protect against piracy of intellectual property in foreign jurisdictions.

Considerable research in the area of stem cell therapies is being performed in countries outside of the United States, and a number of the Company's competitors are located in those countries.  The laws protecting intellectual property in some of those countries may not provide protection for the Company's trade secrets and intellectual property adequate to prevent its competitors from misappropriating the Company's trade secrets or intellectual property.  If the Company's trade secrets or intellectual property are misappropriated in those countries, the Company may be without adequate remedies to address the issue.

The Company's products may not receive FDA approval, which would prevent the Company from commercially marketing its products and producing revenues.

The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product. The Company cannot yet accurately predict when it might first submit any Investigational New Drug, or IND, application to the FDA, or whether any such IND application would be granted on a timely basis, if at all, nor can the Company assure you that it will successfully complete any clinical trials in connection with any such IND application. Further, the Company cannot yet accurately predict when it might first submit any product license application for FDA approval or whether any such product license application would be granted on a timely basis, if at all.  As a result, the Company cannot assure you that FDA approvals for any products developed by it will be granted on a timely basis, if at all. Any such delay in obtaining, or failure to obtain, such approvals could have a material adverse effect on the marketing of the Company's products and its ability to generate product revenue.

Because the Company or its collaborators must obtain regulatory approval to market its products in the United States and other countries, the Company cannot predict whether or when it will be permitted to commercialize its products.

Federal, state and local governments and agencies in the United States (including the FDA) and governments in other countries have significant regulations in place that govern many of the Company's activities.  The Company is or may become subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances used in connection with its research and development work. The preclinical testing and clinical trials of the products that the Company or its collaborators develop are subject to extensive government regulation that may prevent the Company from creating commercially viable products from its discoveries. In addition, the sale by the Company or its collaborators of any commercially viable product will be subject to government regulation from several standpoints, including manufacturing, advertising and promoting, selling and marketing, labeling, and distributing. If, and to the extent that, the Company is unable to comply with these regulations, its ability to earn revenues will be materially and negatively impacted.

Risks Relating to Competition

The Company's competition includes both public and private organizations and collaborations among academic institutions and large pharmaceutical companies, most of which have significantly greater experience and financial resources than the Company does.

The biotechnology industry is characterized by intense competition. The Company competes against numerous companies, many of which have substantially greater financial and other resources than it has. Several such enterprises have initiated cell therapy research programs and/or efforts to treat the same diseases targeted by the Company. Companies such as Geron Corporation, Genzyme Corporation, StemCells, Inc., Advanced Cell Technology, Inc., Aastrom Biosciences, Inc. and Viacell, Inc., as well as others, have substantially greater resources and experience in the Company's fields than it does, and are well situated to compete with us effectively. Of course, any of the world's largest pharmaceutical companies represent a significant actual or potential competitor with vastly greater resources than the Company's.

Risks Relating to the Company's Reliance on Third Parties

The Company's outsource model depends on collaborators, non-employee consultants, research institutions, and scientific contractors to help it develop and test its proposed products. Our ability to develop such relationships could impair or delay our ability to develop products.

The Company's strategy for the development, clinical testing and commercialization of its proposed products is based on an outsource model. This model requires that the Company enter into collaborations with corporate partners, research institutions, scientific contractors and licensors, licensees and others in order to further develop its technology and develop products. In the event the Company is not able to enter into such relationships in the future, our: ability to develop products may be seriously hindered; or we would be required to expend considerable money and research to bring such research and development functions in house. Either outcome could result in our inability to develop a commercially feasible product or in the need for substantially more working capital to complete the research in-house. Also, we are currently dependent on collaborators for a substantial portion of our research and development. Although our collaborative agreements do not impose any duties or obligations on us other than the licensing of our technology, the failure of any of these collaborations may hinder our ability to develop products in a timely fashion. By way of example, our collaboration with John Hopkins University, School of Medicine yielded findings that contributed to our patent application entitled Transplantation of Human Cells for Treatment of Neurological Disorder. Had the collaboration not have existed, our ability to apply for such patent would have been greatly hindered. We currently have 4 key collaborations. They are with:

•	The University of California, San Diego;
•	University of Central Florida; and
•	John Hopkins University.
•	University of Michigan

As we are under no financial obligation to provide additional funding under any of these collaborations, our primary risk is that no results are derived from their research.

We intend to rely upon the third-party FDA-approved manufacturers for our stem cells. Should these manufacturers fail to perform as expected, we will need to develop or procure other manufacturing sources, which would cause delays or interruptions in our product supply and result in the loss of significant sales and customers.

We currently have no internal manufacturing capability, and will rely extensively on FDA-approved licensees, strategic partners or third party contract manufacturers or suppliers. We current have an agreement with Charles River Laboratories for the manufacturing and storage of our cells. The agreement is a paid for services agreement and does not require us to purchase a minimum amount of cells. In the event Charles River Laboratories fails to provide suitable cells, we would be forced to either manufacture the cells ourselves or seek other third party vendors. Should we be forced to manufacture our stem cells, we cannot give any assurance that we will be able to develop an internal manufacturing capability or procure third party suppliers. In the event we must seek alternative third party suppliers, they may require us to purchase a minimum amount of cells, could be significantly more expensive than our current supplier, or could require other unfavorable terms. Any such event would materially impact our prospects and could delay our development. Moreover, we cannot give you any assurance that any contract manufacturers or suppliers we procure will be able to supply our products in a timely or cost effective manner or in accordance with applicable regulatory requirements or our specifications

General Risks Relating to the Company's Business

The Company may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

The Company's business may bring it into conflict with its licensees, licensors, or others with whom it has contractual or other business relationships or with its competitors or others whose interests differ from the Company's. If the Company is unable to resolve those conflicts on terms that are satisfactory to all parties, the Company may become involved in litigation brought by or against it. That litigation is likely to be expensive and may require a significant amount of management's time and attention, at the expense of other aspects of the Company's business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require the Company to pay damages, enjoin it from certain activities, or otherwise affect its legal or contractual rights, which could have a significant adverse effect on its business.  By way of example, in May of 2008, we filed a complaint against one of our competitors, StemCells Inc., alleging that U.S. Patent No. 7,361,505 (the “‘505 patent”), allegedly exclusively licensed to StemCells, Inc., is invalid, not infringed, and unenforceable. On the same day, StemCells, Inc. filed a complaint alleging that we had infringed, contributed to the infringement of, and or induced the infringement of two patents owned by or exclusively licensed to StemCells relating to stem cell culture compositions. At present, the litigation is in its initial stages and any likely outcome is difficult to predict. It is not known when nor on what basis this matter will be concluded.

 The Company may not be able to obtain third-party patient reimbursement or favorable product pricing, which would reduce its ability to operate profitably.

The Company's ability to successfully commercialize certain of its proposed products in the human therapeutic field may depend to a significant degree on patient reimbursement of the costs of such products and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations. The Company cannot assure you that reimbursement in the United States or foreign countries will be available for any products it may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, its products with a consequent harm to the Company's business. The Company cannot predict what additional regulation or legislation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such regulation or legislation may have on the Company's business. If additional regulations are overly onerous or expensive or if health care related legislation makes its business more expensive or burdensome than originally anticipated, the Company may be forced to significantly downsize its business plans or completely abandon its business model.

The Company's products may be expensive to manufacture, and they may not be profitable if the Company is unable to control the costs to manufacture them.

The Company's products may be significantly more expensive to manufacture than most other drugs currently on the market today due to a fewer number of potential manufactures, greater level of needed expertise, and other general market conditions affecting manufacturers of stem cell based products.  The Company would hope to substantially reduce manufacturing costs through process improvements, development of new science, increases in manufacturing scale and outsourcing to experienced manufacturers. If the Company is not able to make these, or other improvements, and depending on the pricing of the product, its profit margins may be significantly less than that of most drugs on the market today. In addition, the Company may not be able to charge a high enough price for any cell therapy product it develops, even if they are safe and effective, to make a profit. If the Company is unable to realize significant profits from its potential product candidates, its business would be materially harmed.

In order to secure market share and generate revenues, the Company's proposed products must be accepted by the health care community, which can be very slow to adopt or unreceptive to new technologies and products.

The Company's proposed products and those developed by its collaborative partners, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize these products. The products that the Company is attempting to develop represents substantial departures from established treatment methods and will compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of the Company's developed products will depend on a number of factors, including:

•	the Company's establishment and demonstration to the medical community of the clinical efficacy and safety of its proposed products;

•	the Company's ability to create products that are superior to alternatives currently on the market;

•	the Company's ability to establish in the medical community the potential advantage of its treatments over alternative treatment methods; and

•	Reimbursement policies of government and third-party payors.

If the health care community does not accept the Company's products for any of the foregoing reasons, or for any other reason, the Company's business would be materially harmed.

We depend on two key employees for our continued operations and future success. A loss of either employee could significantly hinder our ability to move forward with our business plan.

The loss of either of our key executive officers, Richard Garr and Karl Johe, would be significantly detrimental to us.

•	We currently do not maintain “key person” life insurance on the life of Mr. Garr. As a result, the Company will not receive any compensation upon the death or incapacity of this key individuals;

•	We currently do maintain “key person” line insurance on the life of Mr. Johe. As a result, the Company will receive approximately $1,000,000 in the event of his death or incapacity.

In addition, the Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing and marketing, will require the addition of new management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in the areas of the Company's present and planned activities, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. The failure to attract and retain such personnel or to develop such expertise would adversely affect the Company's business.

The Company has entered into long-term contracts with key personnel and stockholders, with significant anti-termination provisions, which could make future changes in management difficult or expensive.

Messrs. Garr and Johe have entered into seven (7) year employment agreements with the Company which expire on November 1, 2012 and which include termination provisions stating that if either employee is terminated for any reason other than a voluntary resignation, then all compensation due to such employee under the terms of the respective agreement shall become due and payable immediately. These provisions will make the replacement of either of these employees very costly to the Company, and could cause difficulty in effecting a change in control of the Company. Termination prior to full term on the contracts would cost the Company as much as $1,800,000 per contract, and immediate vesting of all outstanding options.

The Company has no product liability insurance, which may leave it vulnerable to future claims that the Company will be unable to satisfy.

The testing, manufacturing, marketing and sale of human therapeutic products entails an inherent risk of product liability claims, and the Company cannot assure you that substantial product liability claims will not be asserted against it. The Company has no product liability insurance. In the event the Company is forced to expend significant funds on defending product liability actions, and in the event those funds come from operating capital, the Company will be required to reduce its business activities, which could lead to significant losses.

The Company cannot assure you that adequate insurance coverage will be available in the future on acceptable terms, if at all, or that, if available, the Company will be able to maintain any such insurance at sufficient levels of coverage or that any such insurance will provide adequate protection against potential liabilities.

The Company has limited director and officer insurance and commercial insurance policies. Any significant claim would have a material adverse effect on its business, financial condition and results of operations. Insurance availability, coverage terms and pricing continue to vary with market conditions. The Company endeavors to obtain appropriate insurance coverage for insurable risks that it identifies, however, the Company may fail to correctly anticipate or quantify insurable risks, may not be able to obtain appropriate insurance coverage, and insurers may not respond as the Company intends to cover insurable events that may occur. The Company has observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions may result in higher premium costs, higher policy deductibles, and lower coverage limits. For some risks, the Company may not have or maintain insurance coverage because of cost or availability.

Risks Relating to the Company's Common Stock

Our common shares are sporadically or “thinly” traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares

Our common shares have historically been sporadically or “thinly” traded, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven development stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without a material reduction in share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly-traded public float, limited operating history and lack of revenues or profits to date could lead to wide fluctuations in our share price. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you. The volatility in our common share price may subject us to securities litigation.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without a material reduction in share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of significant revenues to date, and uncertainty of future market acceptance for our products if successfully developed. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Additionally, in the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The following factors may add to the volatility in the price of our common shares:  actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale o f shares or the availability of common shares for sale at any time will have on the prevailing market price.

The Company faces risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the Securities and Exchange Commission and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting (“Section 404”), will materially increase the Company's legal and financial compliance costs and made some activities more time-consuming and more burdensome.

The Company does not intend to pay cash dividends on its common stock in the foreseeable future.

Any payment of cash dividends will depend upon the Company's financial condition, results of operations, capital requirements and other factors and will be at the discretion of the Board of Directors. The Company does not anticipate paying cash dividends on its common stock in the foreseeable future. Furthermore, the Company may incur additional indebtedness that may severely restrict or prohibit the payment of dividends.

Our issuance of additional common shares or preferred shares, or options or warrants to purchase those shares, could dilute your proportionate ownership and voting rights and negatively impact the value of your investment in our common shares as the result of preferential voting rights or veto powers, dividend rights, disproportionate rights to appoint directors to our board, conversion rights, redemption rights and liquidation provisions granted to the preferred shareholders, including the grant of rights that could discourage or prevent the distribution of dividends to you, or prevent the sale of our assets or a potential takeover of our company.

We are entitled under our certificate of incorporation to issue up to 150,000,000 common and 7,000,000 “blank check” preferred shares. As of March 31, 2008, we have issued an outstanding 32,075,875 common shares, 19,805,848 common shares reserved for issuance upon the exercise of current outstanding options and warrants, 652,667 common shares reserved for issuances of additional grants under our 2005 incentive stock plan, and 950,000 shares reserved for issuance of grants under our 2007 stock plan. Accordingly, we will be entitled to issue up to 96,515,610 additional common shares and 7,000,000 additional preferred shares. Our board may generally issue those common and preferred shares, or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. Any preferred shares we may issue shall have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development and marketing plans. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. We cannot give you any assurance that we will not issue additional common or preferred shares, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

Our stock price has fluctuated and may continue to fluctuate.

The market price of our common stock has fluctuated somewhat in the past. The market price of our common stock may continue to be subject to fluctuations in the future in response to a variety of factors, including:
•	the business environment, including the operating results and stock prices of companies in our industry,

•	our liquidity needs and constraints,

•	trading on the AMEX,

•	fluctuations in operating results,

•	future announcements concerning our business or that of our competitors or customers,

•	our acquisition or disposition of a license,

•	developments in the financial markets, and

•	general conditions in the biotech industry.

Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. Those fluctuations and general economic, political and market conditions, such as recessions, terrorist or other military actions, or international currency fluctuations, as well as public perception of equity values of publicly-traded companies, may adversely affect the market price of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders. The proceeds from the sale of the common stock offered under this reoffer prospectus are solely for the account of the selling shareholders named in this prospectus.

SELLING SHAREHOLDERS

This reoffer prospectus relates to shares of common stock that are being registered for reoffers and resales by our directors, officers and employees who have acquired or may acquire shares pursuant to the Plans . The selling shareholders may resell all, a portion, or none of the shares of common stock from time to time. Since each selling shareholder may sell all or some portion of the shares of common stock he or she beneficially owns, and since some of the selling shareholders have not yet been identified, only an estimate (assuming that he or she sells all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the known selling shareholders after this offering. To our knowledge, none of the selling shareholders are broker-dealers or affiliates of broker-dealers.

The table below consists of a list of certain of the selling shareholders and the number of shares beneficially owned by each selling shareholder as of June 17, 2008. In addition to these selling shareholders, there are certain executive officers, directors and/or their respective permitted transferees who might resell control securities but who are not known as of the date of this reoffer prospectus. This reoffer prospectus may be amended or supplemented from time to time to add selling shareholders from such group to or delete the names of selling shareholders from the following table or to otherwise amend or supplement the information in the table set forth below.
Name	Position	Shares Beneficially Owned Before Offering			Number of Shares Being	Shares Beneficially Owned After Offering
		Number		Percentage(1)	Offered	Number	Percentage(1)
Thomas Freeman	Consultant	149,000		*	149,000	-	*
William Oldaker	Director	165,000	(2)	*	155,000	70,100	*
I. Richard Garr	Officer and Director	2,322,085	(3)	7.22%	3,300,000	1,422,085	4.42%
Karl Johe	Officer and Director	2,669,484	(4)	8.30%	3,633,333	1,769,484	5.50%
Deanne Eagle	Employee	50,000		*	50,000	-	*
John Conron	Officer	165,000	(5)	*	1,150,000	15,000	*
Scott Ogilvie	Director	35,000	(6)	*	95,000	-	*
Margaret McElroy	Employee	15,000		*	15,000	-	*
Total		5,570,569			8,547,333	3,276,669

*	Less than 1%.
(1)
Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 32,151,300 common shares outstanding as of July 30, 2008.

(2)	Does not include options to purchase 60,000 common shares that vest after October 6, 2008.
(3)	Does not include options to purchase 2,400,000 common shares that vest after October 6, 2008.
(4)	Does not include options to purchase 2,733,333 common shares that vest after October 6, 2008.
(5)	Does not include options to purchase 1,000,000 common shares that vest after October 6, 2008.
(6)	Does not include options to purchase 60,000 common shares that vest after October 6, 2008.

PLAN OF DISTRIBUTION

Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on the American Stock Exchange, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on the American Stock Exchange, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

In addition to any shares sold hereunder, selling shareholders may sell shares of common stock in compliance with Rule 144. There is no assurance that the selling shareholders will sell all or a portion of the common stock offered hereby.

The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

We have notified the selling shareholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby has been passed upon for us by the Law Offices of Raul Silvestre & Associates, APLC

AVAILABLE INFORMATION

We have filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered hereby. This reoffer prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, located at 100 F Street, NE, Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission. The address of this website is www.sec.gov. In addition, you may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

A copy of any document incorporated by reference in the registration statement of which this reoffer prospectus forms a part but which is not delivered with this reoffer prospectus will be provided by us without charge to any person to whom this reoffer prospectus has been delivered upon the oral or written request of that person. Requests should be directed to the attention of the Chief Financial Officer at the Registrant’s principal executive offices located at 9700 Great Seneca Highway, Rockville, MD, having a general telephone number of (301) 366-4841.

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus.

INCORPORATED DOCUMENTS

We are incorporating by reference certain information that we have filed with the Commission under the informational requirements of the Exchange Act, which means that we disclose important information to you by referring you to another document filed separately with the Commission. The information contained in the documents we are incorporating by reference is considered to be part of this reoffer prospectus and the information that we later file with the Commission will automatically update and supersede the information contained or incorporated by reference into this reoffer prospectus. We are incorporating by reference:

•	Our Annual Report on Form 10-KSB filed with the Commission on March 27, 2008, for the year ended December 31, 2007;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the Commission on Aril 24, 2008, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Commission on May 15, 2008;

•	Our Current Report on Form 8-K, filed with the Commission on June 12, 2008;

•	Our Current Report on Form 8-K, filed with the Commission on June 15, 2008; and

•
The description of our common stock contained in our Registration Statement on Form SB-2 (Registration No. 333-142451), as amended (the "Registration Statement"), filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") on April 30, 2007 and declared effective May 4, 2007.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this reoffer prospectus and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this reoffer prospectus.

We will provide without charge to each person to whom a reoffer prospectus is delivered, upon written or oral request by such person, a copy of any or all of the documents that have been incorporated by reference in but not delivered with the reoffer prospectus. Written requests should be sent to:

NEURALSTEM, INC.
Attn: Chief Financial Officer
9700 Great Seneca Highway
Rockville, MD,

Oral requests should be made by telephoning (301) 366-4841.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act, as amended, and is, therefore, unenforceable.

REOFFER PROSPECTUS

8,547,333 SHARES OF COMMON STOCK

OF NEURALSTEM, INC.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference into this registration statement:

•	Our Annual Report on Form 10-KSB filed with the Commission on March 27, 2008, for the year ended December 31, 2007;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the Commission on Aril 24, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Commission on May 15, 2008;

•	Our Current Report on Form 8-K, filed with the Commission on June 12, 2008;

•	Our Current Report on Form 8-K, filed with the Commission on June 15, 2008; and

•
The description of our common stock contained in our Registration Statement on Form SB-2 (Registration No. 333-142451), as amended (the "Registration Statement"), filed under the Securities Act of 1933, as amended, with the Commission on April 30, 2007 and declared effective May 4, 2007.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.  Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

The restricted securities that are being reoffered and resold pursuant to the reoffer prospectus included herein were issued pursuant to the Plans and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

Item 8.	Exhibits.

4.1	2005 Stock Plan, as amended and restated (1)

4.2	2007 Stock Plan(1)

5.1	Opinion of Law Offices of Raul Silvestre & Associates, APLC

23.1	Consent of Law Offices of Raul Silvestre & Associates, APLC (contained in its opinion filed as Exhibit 5.1 to this registration statement)

23.2	Consent of Stegman & Company

23.3	Consent of David Banerjee

24.1	Power of Attorney (included in the signature page of this registration statement)

(1)	Previously filed as an Exhibit to the Registrant’s Quarterly Report on form 10-QSB for the period ended June 30, 2007 and filed with the Commission on August 14, 2007.

Item 9.	Undertakings.

a.  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rockville, state of Maryland on this 6th day of August, 2008.

NEURALSTEM, INC.

By:	/s/ I. Richard Garr
I. Richard Garr
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints I. Richard Garr and John Conron, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date

/s/ I. Richard Garr	Chief Executive Officer (Principal Executive	August 6, 2008
I. Richard Garr	Officer)

/s/ John Conron	Chief Financial Officer (Principal Financial	August 6, 2008
John Conron	and Accounting Officer)

/s/ Karl Johe	Chairman of the Board, Director	August 6, 2008
Karl Johe

/s/ Scott Ogilvie	Director	August 6, 2008
Scott Ogilvie

/s/ William Oldaker	Director	August 6, 2008
William Oldaker

EXHIBIT INDEX

Exhibit	Description

4.1	2005 Stock Plan, as amended and restated (1)

4.2	2007 Stock Plan(1)

5.1	Opinion of Law Offices of Raul Silvestre & Associates, APLC

23.1	Consent of Law Offices of Raul Silvestre & Associates, APLC (contained in its opinion filed as Exhibit 5.1 to this registration statement)

23.2	Consent of Stegman & Company

23.3	Consent of David Banerjee

24.1	Power of Attorney (included in the signature page of this registration statement)

(1)	Previously filed as an Exhibit to the Registrant’s Quarterly Report on form 10-QSB for the period ended June 30, 2007 and filed with the Commission on August 14, 2007.